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As filed with the Securities and Exchange Commission on September 29, 2000

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIRECT FOCUS, INC

(Exact name of registrant as specified in its charter)

Washington	943002667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2200 NE 65th Avenue, Vancouver, Washington	98661
(Address of Principal Executive Offices)	(Zip Code)

Direct Focus, Inc. 401(k) Savings Plan

(Full Title of Plan)

Rod W. Rice
Chief Financial Officer, Secretary and Treasurer
Direct Focus, Inc.
2200 NE 65th Avenue
Vancouver, Washington 98661
(360) 694-7722

(Name, Address and Telephone Number of Agent for Service of Process)

    If any of the securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  /x/

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Fee

Common Stock(3)	100,000	$35.25	$3,525,000(3)	$930.60

(1)
Represents shares that may be acquired with employer and employee contributions under the Direct Focus, Inc. 401(k) Savings Plan.

(2)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the high and low prices of Direct Focus, Inc. common stock as reported on the NASDAQ National Market System on September 22, 2000 (which were $37.00 and $33.50, respectively).

(3)
Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is made for plan interests.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    Direct Focus, Inc. (the "Company") hereby incorporates the following documents into this Registration Statement:

  1.
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission (the "SEC") on March 29, 2000, pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

  2.
  The Annual Report of the Direct Focus, Inc. 401(k) Savings Plan on Form 11-K for the fiscal year ended December 31, 1999, filed with the SEC on September 29, 2000, pursuant to Section 15(d) of the Exchange Act;

  2.
  All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since March 29, 2000; and

  3.
  The description of the Company's common stock contained in the Company's Form 8-A filed on April 26, 1999, pursuant to Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that the shares offered hereby have been sold, or which deregister the shares covered hereby then remaining unsold, shall also be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article IX of the registrant's Articles of Incorporation and Article X of the registrant's Amended and Restated Bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The registrant's directors and officers also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction for which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 8.4 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by the WBCA, such limitations on a director's liability to the registrant and its shareholders.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The following exhibits are filed herewith:

No.	Description
4.1	Articles of Incorporation, as amended, incorporated by reference to Exhibits 3.1, 3.2, and 3.3 of the Company's Registration Statement on Form S-1, as filed with the SEC on March 3, 1999.
4.2	Amendment to Articles of Incorporation, filed with the Washington Secretary of State on July 26, 2000.
4.3	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.4 of Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on April 30, 1999.
4.4	Deloitte & Touche Defined Contribution Prototype Plan and Trust Agreement.
4.5	Adoption Agreement #005 Nonstandardized Code 401(K) Profit Sharing Plan.
5.1	The opinion as to the legality of the securities is not applicable, as the shares being registered are not original issuance securities.
5.2
The opinion as to ERISA matters and the IRS determination letter are not applicable, as the Company undertakes to submit, or has submitted, the plan and any amendments thereto to the IRS in a timely manner and will make, or has made, all changes required by the IRS in order to qualify the plan.
23.1	Consent of Deloitte & Touche LLP
24.1	Power of Attorney of Kirkland C. Aly
24.2	Power of Attorney of C. Rowland Hanson
24.3	Power of Attorney of Paul F. Little
24.4	Power of Attorney of Randal R. Potter
24.5	Power of Attorney of Roger J. Sharp
24.6	Power of Attorney of Roland E. Wheeler

Item 9.  Undertakings.

    A.  The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment hereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    B.  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D.  The company hereby undertakes to submit, or has submitted, the Direct Focus, Inc. 401(k) Savings Plan and any amendments thereto to the IRS in a timely manner and will make, or has made, all changes required by the IRS in order to qualify such plan.

SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on September 29, 2000.

Registrant: DIRECT FOCUS, INC.
By:	/s/ BRIAN R. COOK Brian R. Cook President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
By:	/s/ BRIAN R. COOK Brian R. Cook President and Chief Executive Officer	Date: September 29, 2000
Principal Financial Officer:
By:	/s/ ROD W. RICE Rod W. Rice Chief Financial Officer, Treasurer and Secretary	Date: September 29, 2000
Majority of the Board of Directors:
/s/ BRIAN R. COOK Brian R. Cook, Director	Date: September 29, 2000
KIRKLAND C. ALY * Kirkland C. Aly, Director	Date: September 29, 2000
C. ROWLAND HANSON * C. Rowland Hanson, Director	Date: September 29, 2000

PAUL F. LITTLE * Paul F. Little, Director	Date: September 29, 2000
RANDAL R. POTTER * Randal R. Potter, Director	Date: September 29, 2000
ROGER J. SHARP * Roger J. Sharp, Director	Date: September 29, 2000
ROLAND E. WHEELER * Roland E. Wheeler, Director	Date: September 29, 2000

* By	/s/ ROD W. RICE Rod W. Rice Attorney-In-Fact	Date: September 29, 2000

    The Plan.  Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on September 29, 2000.

DIRECT FOCUS, INC. 401(k) SAVINGS PLAN
BY: DIRECT FOCUS, INC., the plan administrator
Date: September 29, 2000	By:	/s/ BRIAN R. COOK Brian R. Cook, President

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation, as amended, incorporated by reference to Exhibits 3.1, 3.2, and 3.3 of the Company's Registration Statement on Form S-1, as filed with the SEC on March 3, 1999.
4.2	Amendment to Articles of Incorporation, filed with the Washington Secretary of State on July 26, 2000.
4.3	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.4 of Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on April 30, 1999.
4.4	Deloitte & Touche Defined Contribution Prototype Plan and Trust Agreement.
4.5	Adoption Agreement #005 Nonstandardized Code 401(K) Profit Sharing Plan.
5.1	The opinion as to the legality of the securities is not applicable, as the shares being registered are not original issuance securities.
5.2
The opinion as to ERISA matters and the IRS determination letter are not applicable, as the Company undertakes to submit, or has submitted the plan and any amendments thereto to the IRS in a timely manner and will make, or has made, all changes required by the IRS in order to qualify the plan.
23.1	Consent of Deloitte & Touche LLP
24.1	Power of Attorney of Kirkland C. Aly
24.2	Power of Attorney of C. Rowland Hanson
24.3	Power of Attorney of Paul F. Little
24.4	Power of Attorney of Randal R. Potter
24.5	Power of Attorney of Roger J. Sharp
24.6	Power of Attorney of Roland E. Wheeler

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SIGNATURES
EXHIBIT INDEX